Exhibit 99.2

FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this document constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results, and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential,” or “continue” or the negative of those terms or other comparable terminology.
Any forward looking statements contained in this document are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” below, as well as in our other reports filed from time to time with the SEC. You should read these factors and the other cautionary statements made in this documents as being applicable to all related forward-looking statements wherever they appear in this document. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. This document contains forward-looking statements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed in or implied by such forward-looking statements.
Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include:

•	general market conditions,

•	the macro-economic environment and its impact on our business as our clients are reducing their overall marketing spending and our clients’ customers are reducing their purchase of services contracts,

•	the high degree of uncertainty and our limited visibility due to economic conditions,

•	our ability to execute our business strategy and manage growth,

•	our ability to integrate domestic any/or foreign acquisitions without disruption to our business,

•	the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client,

•	our ability to control costs,

•	the date during the course of a calendar year that a new client is acquired,

•	the length of the integration cycle for new clients and the timing of revenues and costs associated therewith,

•	our client concentration given that we are currently dependent on a few significant client relationships,

•	potential competition in the marketplace,

•	the ability to retain and attract employees and board members,

•	market acceptance of our solutions and pricing options,

•	our ability to maintain and develop our existing technology platform and to deploy new technology,

•	our ability to acquire new clients and increase demand,

•	the possibility of the discontinuation of some client relationships,

•	the financial condition of our clients’ businesses,

•	the protection of our intellectual property,

•	our ability to raise additional equity or debt financing,

•	the potential delisting of our common stock from the NASDAQ Capital Market,

•	and other factors as detailed in “Risk Factors”.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to update such forward-looking statements publicly for any reason even if new information becomes available in the future, except as may be required by law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report contains forward-looking statements within the meaning of Section 72A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual events and/or future results of operations may differ materially from those contemplated by such forward-looking statements, as a result of the factors described herein, and in the documents incorporated herein by reference, including those factors described under “Risk Factors.”

All amounts as of and for the years ended December 31, 2012, 2011 and 2010 included in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are unaudited. The audit of our consolidated financial statements for the year ended December 31, 2012 is ongoing and could result in changes to these amounts. The consolidated financial data presented below for the years ended December 31, 2011 and 2010 have been retrospectively revised to reflect the effect of sales of discontinued operations, and therefore have not been audited.

Overview

The accompanying consolidated financial statements include the accounts of Rainmaker Systems, Inc. and its wholly-owned subsidiaries. We are a Commerce-as-a-Service (“CaaS”) company that helps large enterprises gain greater market share and increased brand awareness for their cloud-based or on-premise based product offerings in the worldwide SMB markets. Our B2B, e-commerce solutions drive online sales and renewals for products, subscriptions and training for our clients and their channel partners. Rainmaker does this with an advanced e-commerce open architecture SaaS platform that easily integrates cloud-based applications and on-premise applications with its Global Commerce Services to provide its clients with a strategic partnership.

We are headquartered in Silicon Valley in Campbell, California, and have additional operations in or near Austin, Texas and London, England. As announced on January 25, 2013, our operations in Austin, Texas will be consolidated into our operations at our headquarters and in London, England. We also utilize outsourced service providers located in the Dominican Republic and the Philippines. Our global clients consist primarily of large enterprises operating in the computer hardware and software and information services industries.

Our strategy for long-term, sustained growth is to maintain and improve our position as a leading global provider of B2B e-commerce solutions. A key aspect of this enhanced solution is to provide our clients a way to partner with Rainmaker on a scalable, repeatable and reliable sales model. This enables our clients to turn customer contacts into revenue generating opportunities while simplifying otherwise complex sales and marketing needs. We operate as a seamless extension of our clients' sales and marketing teams incorporating their brands and trademarks and leveraging business practices to amplify existing efforts.

Background

We completed our initial public offering in November 1999, raising net proceeds of approximately $37 million. During the period from the initial public offering through 2004, we focused on expanding our market share of the sale of service contracts for our clients.

In February 2005, we completed our first acquisition, Sunset Direct, which added a new service offering—the generation of sales leads, or lead generation, for clients. Sunset Direct provided us with new clients for our service contract sales solution. We relocated most of our operations from California to Sunset Direct’s lower cost location in Texas. Our net revenues grew to $32.1 million in 2005 from $15.3 million in 2004. This growth was due both to $3.9 million, or 25%, year-over-year growth (excluding acquisitions) in our service contract sales solution and $12.9 million from our lead development services. In 2005, we incurred losses of $5.0 million, due in part to redundancy, severance and other transition costs incurred in moving our base of operations to Texas.

We achieved our first profitable quarter in the period ended March 31, 2006 due primarily to revenue growth from existing and new customers and the lower costs resulting from the relocation of our operations to Texas. Our acquisition of ViewCentral, our Educate solution, in September 2006 added hosted application software for training sales to our service offerings and a significant new customer base. We reported net revenue of $48.9 million for the year 2006, representing year-over-year growth, excluding acquisitions, of 49%, in addition to the $1.2 million of net revenue from our hosted application software for training sales offering. We were profitable in each quarter of 2006 and reported net income of $3.4 million for the year.

In January 2007, we acquired CAS Systems to provide additional complementary lead development functionality, customers, execution expertise and an international presence with its location near Montreal, Canada. In July 2007, we purchased all of the outstanding stock of Qinteraction Limited, which operated an offshore call center located in the Philippines. Qinteraction provided a variety of business solutions including inbound sales and order taking, inbound customer care, outbound telemarketing and lead generation, logistics support and back-office processing. The nature of these services was highly complementary to our other product offerings..

In October 2009, we acquired the eCommerce technology of Grow Commerce. Grow Commerce provided hosting of fan club and membership websites that offered monthly subscriptions and the ability for fee-based downloading of music, videos and other items. Additionally, the technology offered the ability to route orders of merchandise for fulfillment. Since this acquisition, we have invested in this technology to add significant B2B eCommerce functionality.

In January 2010, we acquired Optima Consulting Partners Limited (“Optima”), a B2B lead development provider with offices then in the United Kingdom, France, and Germany. During 2010, we integrated our European operations into one primary office in the United Kingdom and closed our Canadian call center facility.

On February 5, 2010, we received written notice from Sun Microsystems that they had elected to terminate the Global Inside Sales Program Statement of Work agreement dated March 31, 2009, effective as of February 28, 2010. The notice followed the acquisition of Sun Microsystems by Oracle Corporation and affected the contract sales services that we were performing for Sun Microsystems. The Global Inside Sales Program services accounted for approximately 13% of our fiscal 2009 annual net revenue. The Global Inside Sales agreement had a minimum term with notice periods to August 31, 2010. We entered into a settlement agreement on March 8, 2010, and received a cash payment of $4,550,000 from Oracle Corporation for the buyout of the Global Inside Sales agreement. The settlement payment was recognized as revenue in the first quarter of 2010. In addition, Oracle agreed to reimburse us $347,000 for employee severance costs related to terminating employees who worked on the Global Inside Sales program. This reimbursement was recognized in payroll and payroll tax expense to offset the employee severance costs.

On December 17, 2012, we completed a stock purchase agreement with Shore Solutions Inc. (“Shore”) pursuant to which we agreed to sell our Manila-based operations of Rainmaker Systems, Ltd. and its wholly-owned subsidiary, Rainmaker Asia, Inc. (together, “Manila” or “RSL”). Under the stock purchase agreement, we received an initial cash payment at closing of $845,000. In addition to the closing payment, we may receive additional contingent consideration based on multiple earn-out provisions included within the stock purchase agreement, which provide us the ability to receive additional consideration of $300,000 at target plus a nominal percentage of certain revenues of RSL during the period from January 1, 2013 through December 31, 2015. We determined the income statement caption “Loss on disposal of discontinued operations” based on the net book value of RSL as of December 17, 2012.

On January 25, 2013, we announced the closure of our Austin, Texas facility as operations are to be consolidated in our headquarters in Campbell, California and our United Kingdom location as part of a strategic reallocation of resources designed to increased levels of service to customers and operating cost savings.

On January 31, 2013, we executed a fourth amendment to the operating lease for our corporate headquarters in Campbell, California, effective February 1, 2013, providing an additional 3,936 square feet of additional space. The amendment did not modify the 3-year term, effective December 1, 2012. Annual base rent under the amended lease is approximately $365,000 in the first year of the lease, or $304,000 after deducting free base rent in the first three months of the amended lease, and increases by 3% each year thereafter for the remaining term. We will continue to pay our proportionate share of operating costs and taxes based on our occupancy, and a letter of credit will be issued to the landlord for a security deposit of $40,000, which will replace the prior letter of credit of $30,000 to the landlord.

On March 4, 2013, we and Comcast Cable Communications Management, LLC ("Comcast") executed Statement of Work #3 to our B2B e-commerce program, under which we and Comcast have mutually agreed to wind down the program over the next six months.

We reported net revenue of $32.8 million in 2010, representing a decline over the prior year due primarily to customer losses including the loss of Sun Microsystems, a significant client in 2010. We reported a net loss of $10.0 million for 2010.

We reported net revenue of $26.4 million in 2011, representing a 20% decline over the prior year due primarily the loss of Sun Microsystems during 2010. We reported a net loss of $11.0 million for 2011.

We reported net revenue of $25.4 million in 2012, representing a 4% decline over the prior year. We reported a net loss of $10.0 million for 2012.

Net Revenue

We derive substantially all of our revenue from (i) the online sale of our clients products to their SMB customers, (ii) the sale of our clients' service contracts and maintenance renewals, (iii) lead development and other telesales services, and (iv) software subscriptions for hosted Internet sales of web-based training.

eCommerce and Service Contract Renewals (Contract Sales).    We sell, on behalf of our clients, (i) our clients' products through online sales and (ii) our clients’ service contracts and maintenance renewals. We earn commissions on the sale of these services to our clients’ customers, which we report as our net revenue. We are typically responsible for the complete sales process, including marketing and customer identification and order processing. We also take responsibility for collecting the amount paid by our clients' customers. As a result, when we complete a sale, we record the full amount of the sale on our balance sheet as accounts receivable. We record revenue for the commissions we earn on the transaction, which is based on a fixed percentage of the amount payable by our clients’ customer based on the agreement with our client. We record the difference between the sale amount and our commission as an account payable, representing the amount we will remit to our client according to our payment terms. Our clients’ customers pay us by credit card, check or on payment terms which are generally 30 days from sale. None of our clients’ customers represented more than 10% of our net revenue in 2012. Because our revenue is commission-based, it can vary significantly. Our agreements with our clients for these services typically have one- to three-year terms, with automatic renewal provisions. These agreements are generally terminable on 90 days notice by either party.

We also provide hosted application software which enables our clients’ resellers to renew service contracts with end-users directly. In these situations we earn commissions on sales by our clients or their resellers but take no responsibility or credit risk for collection from the end user of the services.

Lead Development and Other Telesales Services.    We provide lead development and other telesales services to generate, qualify and develop corporate leads, turning these prospects into sales opportunities and qualified appointments for our clients’ field sales forces and for their channel partners. Our agreements with our clients are generally for fixed fees, have terms ranging from three months to one year and require us to provide fixed resources for the term of the contract. Some of our contracts contain performance requirements. For the significant majority of our lead generation and other telesales service agreements, we recognize revenue as our services are provided; for our performance based contracts, we recognize revenue as we meet the performance objectives. To the extent that our clients pay us in advance of the provision of services, we record deferred revenue and recognize the revenue ratably over the contract period. These agreements are generally terminable on 30 days notice by either party.

Application Software (Training Sales).    We license our hosted application software that our clients use to manage their online and in-person training programs. The licenses are usually for one to three year terms, and are often fully or annually paid in advance. These advance payments are recorded as deferred revenue, and recognized ratably over the contract period.

Gross Margin

Gross margin is calculated as net revenue less the costs associated with selling our clients’ products and services or delivering our services to our clients. Cost of services include compensation costs of telesales personnel, telesales commissions and bonuses, costs of designing, producing and delivering marketing services, credit card fees, bad debts, and salaries and other personnel expenses related to fee-based activities. Costs of services also include the cost of allocated facility and telephone usage for our telesales representatives as well as other direct costs associated with the delivery of our services. Cost of services related to training sales relates primarily to the cost of personnel to support our hosted application. Most of the costs of services are personnel related and are mostly variable in relation to our net revenue. Bonuses and sales commissions will typically change in proportion to net revenue or profitability. Commission and bonus expense included in gross margin are typically related to incentives paid to our telesales representatives for incremental sales of our clients’ contracts and leads generated. Our gross margin will fluctuate in the future with changes in our product mix.

Sales and Marketing Expenses

Sales and marketing expenses are primarily costs associated with client acquisition, including compensation costs of marketing and sales personnel, sales commissions, marketing and promotional expenses, and participation in trade shows and conferences. Commission expense included in sales and marketing expenses relates to the variable compensation paid to our sales people who generate sales growth from new and existing clients. The sales cycle required to generate new clients varies within our product mix. In some cases, the lead time to create a new client can be substantial and we will incur sales and marketing costs for efforts that may not be successful.

Technology and Development Expenses

Technology and development expenses include costs associated with the technology infrastructure that supports our solutions. These costs include compensation and related costs for technology personnel, consultants, purchases of non-capitalizable software and hardware, and support and maintenance costs related to our systems. We also invest in the continued development of our solutions. Technology and development expenses do not include depreciation of hardware and software systems.

General and Administrative Expenses

General and administrative expenses include costs associated with the administration of our business and consist primarily of compensation and related costs for administrative personnel, insurance, and legal, audit and other professional fees.

Depreciation and Amortization Expenses

Depreciation and amortization expenses consist of depreciation and amortization of property, equipment, software licenses and intangible assets. We have completed the acquisition of several businesses in the past five years, and accordingly have been amortizing the intangible assets, other than goodwill, acquired in these transactions.

Interest and Other Expense, Net

Interest and other expense, net reflects income received on cash and cash equivalents, interest expense on debt and capital lease agreements, foreign currency gains/losses and other income and expense.

Critical Accounting Policies/Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in our consolidated financial statements. Although actual results have historically been reasonably consistent with management’s expectations, future results may differ from these estimates or our estimates may be affected by different assumptions or conditions.

Management has discussed the development of our critical accounting policies with the audit committee of the board of directors and they have reviewed the disclosures of such policies and management’s estimates in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Use of Estimates

The preparation of the financial statements and related disclosures, in conformity with GAAP, requires us to establish accounting policies that contain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We evaluate our estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The policies that contain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes include:

•	revenue recognition and financial statement presentation;

•	the allowance for doubtful accounts;

•	impairment of long-lived assets, including goodwill, intangible assets and property and equipment;

•	measurement of our deferred tax assets and corresponding valuation allowance;

•	allocation of purchase price in business combinations; and

•	fair value estimates for the expense of employee stock options, our common stock warrant liability and the Optima contingent consideration.

We have other equally important accounting policies and practices. However, once adopted, these policies either generally do not require us to make significant estimates or assumptions or otherwise only require implementation of the adopted policy, not a judgment as to the application of policy itself. Despite our intention to establish accurate estimates and assumptions, actual results could differ materially from those estimates under different assumptions or conditions.

Revenue Recognition and Financial Statement Presentation

Substantially all of our revenue is generated from (i) the online sale of our clients products to their SMB customers, (ii) the sale of our clients' service contracts and maintenance renewals, (iii) lead development and other telesales services, and (iv) software subscriptions for hosted Internet sales of web-based training. Revenue is recorded using the proportional performance model, where revenue is recognized as performance occurs over the term of the contract and any initial set up fees are recognized over the estimated customer life. We recognize revenue from the online sale of our clients products and the sale of our clients’ service contracts and maintenance renewals on the “net basis”, which represents the amount billed to the end customer less the amount paid to our client. Revenue from the sale is recognized when a purchase order from a client’s customer is received, the service or service contract or maintenance agreement is delivered, the fee is fixed or determinable, the collection of the receivable is reasonably assured, and no significant post-delivery obligations remain unfulfilled. Revenue from lead development and other telesales services we perform is recognized as the services are accepted and is generally earned ratably over the service contract period. Some of our lead development service revenue is earned when we achieve certain attainment levels and is recognized upon customer acceptance of the service. We earn revenue from our software application subscriptions of hosted online sales of web-based training ratably over each contract period. Since these software subscriptions are usually paid in advance, we have recorded a deferred revenue liability on our balance sheet that represents the prepaid portions of subscriptions that will be earned over the next one to three years.

Our agreements typically do not contain multiple deliverables. In the few instances where our agreements have contained multiple deliverables, they do not have value to our customers on a standalone basis, and therefore the deliverables are considered together as one unit of accounting. However, we may enter into sales contracts with multiple deliverable element conditions with stand-alone value in the future, which may affect the timing of our revenue recognition and may have an impact on our future financial statements.

Our revenue recognition policy involves significant judgments and estimates about collectability. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients’ customers, which is based on current published credit ratings, current events and circumstances regarding the business of our clients’ customers and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment.

In addition, we provide an allowance in accrued liabilities for the cancellation of service contracts that occurs within a specified time after the sale, which is typically less than 30 days. This amount is calculated based on historical results and constitutes a reduction of the net revenue we record for the commission we earn on the sale.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers or clients’ customers to make required payments of amounts due to us. The allowance is comprised of specifically identified account balances for which collection is currently deemed doubtful. In addition to specifically identified accounts, estimates of amounts that may not be collectible from those accounts whose collection is not yet deemed doubtful but which may become doubtful in the future are made based on historical bad debt write-off experience. If the financial condition of our clients or our clients' customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. At December 31, 2012 and 2011, our allowance for potentially uncollectible accounts was $15,000 and $80,000, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives. Computer equipment and capitalized software are depreciated over two to five years and furniture and fixtures are depreciated over five years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Amortization of fixed assets under capital leases is included in depreciation expense.

Costs of internal use software are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Internal Use Software and FASB ASC 350-50, Website Development Costs. This guidance requires that we expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of FASB ASC 350-40 and ASC 350-50 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use software, including website development, the payroll and payroll-related costs for employees who are directly associated with and who devote time to develop the internal use computer software and associated interest costs are capitalized. Capitalized costs are amortized using the straight-line method over the shorter of the term of the related client agreement, if such development relates to a specific outsource client, or the software’s estimated useful life, ranging from two to five years. Capitalized internal use software and website development costs are included in property and equipment in the accompanying balance sheets.

Goodwill

We completed several acquisitions during the period of February 2005 through January 2010. Goodwill represents the excess of the acquisition purchase price over the estimated fair value of the net tangible and intangible assets acquired. Goodwill is not amortized, but instead is tested for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. Most recently, in January 2010, we acquired Optima Consulting Partners, assigning $1.5 million to goodwill.

In our analysis of goodwill and other intangible assets, we apply the guidance of FASB ASC 350-20-35 in determining whether any impairment conditions exist. In our analysis of other finite lived amortizable intangible assets, we apply the guidance of FASB ASC 360-10-35, Property, Plant and Equipment-Subsequent Measurement, in determining whether any impairment conditions exist. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Intangible assets are attributable to the various technologies, customer relationships and trade names of the businesses we have acquired. As of both December 31, 2012 and 2011, we had accumulated goodwill impairment losses of $11.5 million.

As of December 31, 2012, we performed our annual goodwill impairment evaluation for 2012, as required under FASB ASC 350-20-35, and concluded that goodwill was not impaired as the estimated fair value exceeded the carrying value. At December 31, 2012 and 2011, we had approximately $5.3 million in goodwill recorded on our consolidated balance sheets.

We report segment results in accordance with FASB ASC 280, Segment Reporting. The method for determining what information is reported is based on the way that management organizes the operating segments for making operational decisions and assessments of financial performance. Our chief operating decision maker reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The chief operating decision maker does not use product line financial performance as a basis for business operating decisions. In accordance with FASB ASC 350-20-35, we are required to test goodwill for impairment at the reporting unit level, which is an operating segment or one level below an operating segment. Thus, the reporting units utilized in 2011 for goodwill impairment testing were Contract Sales, Lead Development, Rainmaker Asia and Rainmaker Europe. For 2012, after the sale of Rainmaker Asia and the consolidation of operations, we concluded that we have one operating and reportable segment and one reporting unit.

Long-Lived Assets

Long-lived assets, including our purchased intangible assets, are amortized over their estimated useful lives. In accordance with FASB ASC 360-10-35 long-lived assets, such as property, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Based on information we received on April 30, 2010 from Market2Lead in which we invested in 2007 in the form of a secured note and a minority equity investment, we took a non-cash charge in the first quarter of 2010 of $740,000 for the carrying value of our minority equity investment.

Income Taxes

We account for income taxes using the liability method. The liability method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements, but have not been reflected in our taxable income. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value. Therefore, we provide a valuation allowance to the extent that we do not believe it is more likely than not that we will generate sufficient taxable income in future periods to realize the benefit of our deferred tax assets. At December 31, 2012 and 2011, we had gross deferred tax assets of $31.8 million and $30.6 million, respectively. In 2012 and 2011, the deferred tax asset was subject to a 100% valuation allowance and therefore is not recorded on our balance sheet as an asset. Realization of our deferred tax assets is limited and we may not be able to fully utilize these deferred tax assets to reduce our tax rates.

FASB ASC 740, Income Taxes, prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FASB ASC 740 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Our policy for recording interest and penalties related to uncertain tax positions is to record such items as a component of income before taxes. Penalties, interest paid and interest received are recorded in interest and other expense, net, in the statement of operations. Interest and penalties recorded as of December 31, 2012 and 2011 were immaterial.

Stock-Based Compensation

FASB ASC 718, Compensation - Stock Compensation, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. This guidance requires companies to estimate the fair value of share-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statements of operations.

Foreign Currency Translation

The functional currency of our foreign subsidiaries was determined to be their respective local currencies (Canadian Dollar and Great Britain Pound). Foreign currency assets and liabilities are translated at the current exchange rates at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates in effect during the period. The related unrealized gains and losses from foreign currency translation are recorded in accumulated other comprehensive loss as a separate component of stockholders’ equity in the consolidated balance sheet, consolidated statement of operations and comprehensive loss. Net gains and losses resulting from foreign exchange transactions are included in interest and other expense, net, in the consolidated statements of operations and comprehensive loss.

Significant Client Concentrations

We have generated a significant portion of our revenue from sales to customers of a limited number of clients. In the year ended December 31, 2012, three clients each accounted for 10% or more of our revenue, with Microsoft representing approximately 35% of our net revenue, Symantec representing approximately 21% of our net revenue and Hewlett-Packard representing approximately 11% of our net revenue. During the year ended December 31, 2011, three clients each accounted for 10% or more of our net revenue, with Microsoft representing approximately 22% of our net revenue, Symantec representing approximately 21% of our net revenue and Hewlett-Packard representing approximately 14% of our net revenue. In 2010, three clients each accounted for 10% or more of our net revenue, with Sun Microsystems representing approximately 22% of our net revenue, Hewlett-Packard representing approximately 19% of our net revenue and Symantec accounting for approximately 16% of our net revenue. In the year ended December 31, 2012, one client account for more than 10% of our net accounts receivable, with Symantec representing approximately 12% of our net accounts receivable.

No individual client’s end-user customer accounted for 10% or more of our net revenue in any period presented.

We had various agreements with Sun Microsystems, our largest client during 2010, with various termination provisions. On February 5, 2010, we received written notice from Sun Microsystems that they had elected to terminate the Global Inside Sales Program Statement of Work agreement dated March 31, 2009, effective as of February 28, 2010. The notice followed the acquisition of Sun Microsystems by Oracle Corporation and affected the contract sales services that we were performing for Sun Microsystems. The Global Inside Sales agreement had a minimum term with notice periods to August 31, 2010. We entered into a settlement agreement on March 8, 2010, and received a cash payment of $4,550,000 from Oracle Corporation for the buyout of the Global Inside Sales agreement. The settlement payment was recognized as revenue in the first quarter of 2010. In addition, Oracle agreed to reimburse us $347,000 for employee severance costs related to terminating employees who worked on the Global Inside Sales program. This reimbursement was recognized in payroll and payroll tax expense to offset the employee severance costs.

We have outsourced services agreements with our significant clients that expire at various dates ranging through June 2015. Our agreements with Symantec expire in March 2014 and can generally be terminated prior to expiration with ninety days notice. Our agreements with Microsoft expire at various dates from June 2013 through June 2015, and can be terminated with thirty days notice. Our agreements with Hewlett-Packard expire in October 2013 and can generally be terminated prior to expiration with ninety days notice.

We expect that a substantial portion of our net revenue will continue to be concentrated among a few significant clients. In addition, our technology clients operate in industries that are experiencing consolidation, which may reduce the number of our existing and potential clients.

Results of Operations

The following table sets forth for the periods given selected financial data as a percentage of our net revenue.

	Year Ended December 31,
	2012	2011	2010
Net revenue	100.0%	100.0%	100.0%
Cost of services	56.8	58.2	49.7
Gross margin	43.2%	41.8%	50.3%
Operating expenses:
Sales and marketing	7.8	14.7	11.0
Technology and development	21.9	28.3	27.0
General and administrative	21.5	29.6	28.1
Depreciation and amortization	6.5	9.0	10.7
Loss (gain) on fair value re-measurement	—	0.2	(0.6)
Total operating expenses	57.7%	81.8%	76.2%
Operating loss	(14.5)	(40.0)	(25.9)
Gain due to change in fair value of warrant liability	(0.7)	(1.1)	—
Interest and other expense, net	0.9	0.7	2.9
Loss before income tax expense	(14.7)%	(39.6)%	(28.8)%
Income tax expense	1.0	0.1	0.4
Net loss from continuing operations	(15.7)%	(39.7)%	(29.2)%
Net loss from discontinued operations (including loss on disposal in 2012)	(24.9)	(2.0)	(1.1)
Net loss	(40.6)	(41.7)	(30.3)

Foreign currency translation adjustments	6.2	(1.7)	—
Comprehensive loss	(34.4)%	(43.4)%	(30.3)%
Comparison of the Years Ended December 31, 2012 and 2011

Net Revenue. Net revenue decreased $1 million, or 4%, to $25.4 million in the year ended December 31, 2012, as compared to the year ended December 31, 2011. Net revenue decreased in the year ended December 31, 2012, as compared to the 2011 comparative period due to the elimination of non-strategic client programs, offset by multiple new programs with Microsoft, a significant client in both 2011 and 2012. Training sales net revenue also decreased in the year ended December 31, 2012, as compared to the 2011 comparative period due to net client attrition.

Cost of Services and Gross Margin. Cost of services decreased $947,000, or 6%, to $14.4 million in the year ended December 31, 2012, as compared to the 2011 comparative period primarily due to the impact of cost reduction initiatives and lower revenue. Our gross margin percentage was 43% and 42%, respectively, in the years ended December 31, 2012 and 2011. The improvement in gross margin was due to cost savings initiatives and growth in our higher margin e-commerce business.

Sales and Marketing Expenses. Sales and marketing expenses decreased $1.9 million, or 49%, to $2.0 million in the year ended December 31, 2012, as compared to the 2011 comparative period. The change was primarily attributable to a decrease in personnel costs of $1.2 million and decreases in marketing costs of $466,000.

Technology and Development Expenses. Technology and development expenses decreased $1.9 million, or 25%, to $5.6 million during the year ended December 31, 2012, as compared to the 2011 comparative period. The decrease was primarily attributable to decreases in outsourced services and maintenance contracts expense of $826,000, decreases in personnel costs of approximately $825,000 and reduced telecommunication costs of $289,000.

General and Administrative Expenses. General and administrative expenses decreased $2.4 million, or 30%, to $5.5 million during the year ended December 31, 2012, as compared to the 2011 comparative period. The decrease was primarily due to a decrease in personnel costs of $1.8 million, reduced board fees of $280,000 and reduced legal and outsource services costs of $58,000.

Depreciation and Amortization Expenses. Depreciation and amortization expenses decreased $738,000, or 31%, to $1.6 million for the year ended December 31, 2012, as compared to the 2011 comparative period. The decrease is due to assets becoming fully depreciated or amortized.

Loss(Gain) on Fair Value Re-measurement. In the year ended December 2011, the Company recorded a loss on fair value re-measurement of $44,000 related to the change in the accrued estimated liability for the potential earnout payment in connection with our acquisition of Optima. In April 2012, we made a payment of $225,000 based on the achievement of certain performance metrics for the year ended December 31, 2011 per the purchase agreement.

Interest and Other Expense, Net. The components of interest and other expense, net are as follows (in thousands):

	Year Ended December 31,		Change
	2012	2011
Interest and other expense, net	237	193	(44)
Currency translation gain	(21)	(15)	6
Total	$216	$178	$(38)
Net interest expense increased for the year ended December 31, 2012, as compared to the 2011 comparative period, due to increases from incremental and new borrowings related to our Comerica Bank Credit Facility.

Currency transaction loss (gain) is primarily due to the fluctuation of currency exchange rates among the U.S. Dollar and the British Pound. Fluctuations of currency exchange rates may have a negative effect in future periods on our financial results.

Gain Due to Change in Fair Value of Warrant Liability. Gain due to change in fair value of warrant liability increased $129,000, or 43%, to $169,000 for year ended December 31, 2012, as compared to the 2011 comparative period. In June 2011, we issued 1.6 million warrants as part of our equity offering. We classified the warrants as liabilities under the balance sheet caption “Common stock warrant liability” and estimated their fair value, as of the balance sheet dates, utilizing the Black-Scholes valuation method.

Income Tax Expense. Income tax expense increased $222,000, or 1,168%, to $241,000 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. Our income tax expense for year ended December 31, 2012 was based on our estimate of taxable income for the full year ending December 31, 2012, and primarily consists of estimates of foreign taxes and domestic gross margin taxes for certain states.

Net loss from Discontinued Operations. Net loss from discontinued operations was $6.3 million for the year ended December 31, 2012, as compared to $531,000, in the 2011 comparative period. The loss for 2012 includes a loss from the disposal of discontinued operations of $3.3 million for the sale of our Manila operations. The loss from the disposal of discontinued operations represents the difference between the gross sale proceeds of $845,000, net of associated legal fees and closing costs, and the net book value of Rainmaker Systems, Ltd. The remaining change was primarily due to the write-off of a receivable for the bankruptcy of a client in the amount of $499,000, costs related to exit of a lease and move into a larger facility of $445,000, the initial costs incurred to launch a significant new program and over-capacity, due to net customer attrition.

Comparison of Years Ended December 31, 2011 and 2010

Net Revenue. Net revenue decreased $6.4 million, or 20%, to $26.4 million in the year ended December 31, 2011, as compared to the year ended December 31, 2010. Net revenue decreased compared to the prior year primarily resulting from the receipt of a one-time settlement payment of approximately $4.6 million during the first quarter of 2010 for a contract termination/buyout with Sun Microsystems. Excluding this one-time settlement payment, revenue decreased approximately $2.0 million. The decrease was primarily due to the loss of Sun Microsystems as a client in the first quarter of 2010.

Cost of Services and Gross Margin. Cost of services decreased $930,000 to $15.3 million in the year ended December 31, 2011, as compared to the 2010 comparative period. Our gross margin percentage decreased to 41.8% for the year ended December 31, 2011 compared to 50.3% in the year ended December 31, 2010 primarily as a result of the one-time settlement payment for the contract termination/buyout with Sun Microsystems in the first quarter of 2010.

Sales and Marketing Expenses. Sales and marketing expenses increased $262,000, or 7%, to $3.9 million in the year ended December 31, 2011, as compared to the 2010 comparative period. The increase was attributable to an increase in personnel related expense of $142,000 and increased marketing costs of $141,000.

Technology and Development Expenses. Technology and development expenses decreased $1.4 million, or 16%, to $7.5 million during the year ended December 31, 2011, as compared to the 2010 comparative period. The decrease was due to reductions in personnel costs.

General and Administrative Expenses. General and administrative expenses decreased $1.4 million, or 15%, to $7.8 million during the year ended December 31, 2011, as compared to the 2010 comparative period. The decrease was primarily due to a decrease in personnel costs of $962,000, as well as a $469,000 reduction of costs related to the 2010 exit of our Canadian facility.

Depreciation and Amortization Expenses. Depreciation and amortization expenses decreased $1.1 million, or 32%, to $2.4 million for the year ended December 31, 2011, as compared to the 2010 comparative period.

Loss(Gain) on Fair Value Re-measurement. In the year ended December 2011, the Company recorded a loss on fair value re-measurement of $44,000 related to the change in the accrued estimated liability for the potential earnout payment in connection with our acquisition of Optima based on performance-to-date and projections of performance through 2011. During the year ended December 31, 2010, the Company had recorded a $190,000 gain on re-measurement of this liability.

Gain Due to Change in Fair Value of Warrant Liability.    During the year ended December 31, 2011, the Company recorded a gain on the change in fair value of our warrant liability of $298,000. In June 2011, we issued 1.6 million warrants as part of our equity offering. We classified the warrants as liabilities under the balance sheet caption “Common stock warrant liability” and estimated their fair value, as of the balance sheet date, utilizing the Black-Scholes valuation method.

Interest and Other Expense, Net. The components of interest and other expense, net are as follows (in thousands):

	Years Ended December 31,		Change
	2011	2010
Interest and other expense, net	193	178	15
Currency translation loss (gain)	(15)	47	(62)
Write-down of investment	—	740	(740)
Total	$178	$965	$(787)
Net interest expense was relatively flat for the year ended December 31, 2011, as compared to the 2010 comparative period, as increases from incremental and new borrowings were offset by decreases in interest rates.

Currency transaction loss (gain) is primarily due to the fluctuation of currency exchange rates among the U.S. Dollar and the British Pound. Fluctuations of currency exchange rates may have a negative effect in future periods on our financial results.

Income Tax Expense. Income tax expense decreased $107,000, or 85%, to $19,000 for the year ended December 31, 2011, as compared to $126,000 for the year ended December 31, 2010. Our income tax expense for the year ended December 31, 2011 was based on our estimate of taxable income for the full year ending December 31, 2011, and primarily consists of estimates of foreign taxes and domestic gross margin taxes for certain states.

Net loss from Discontinued Operations. Net loss from discontinued operations was $531,000 for the year ended December 31, 2011, as compared to $368,000 in the year ended December 31, 2010. The change was primary due to net client attrition for our Manila operations.

Liquidity and Sources of Capital

Cash used in operating activities for the year ended December 31, 2012 was $2.1 million, as compared to cash used in operating activities of $5.2 million in the year ended December 31, 2011. Cash used in operating activities in the year ended December 31, 2012 was primarily the result of net loss from continuing operations of $4 million, offset by non-cash expenses for depreciation and amortization of property and intangibles of $1.6 million and stock-based compensation expenses of $810,000, cash used by discontinued operations of $2.1 million and changes in operating assets and liabilities that provided cash of $1.7 million.

Cash used in operating activities for the year ended December 31, 2011 was $5.2 million, primarily the result of net loss from continuing operations of $10.4 million, offset by non-cash expenses for depreciation and amortization of property and intangibles of $2.4 million and stock-based compensation expenses of $2 million, changes in operating assets and liabilities that provided cash of $631,000 and cash provided by discontinued operations of $333,000.

Cash used in investing activities was $1.2 million in the year ended December 31, 2012, as compared to cash used in investing activities of $1.6 million in the year ended December 31, 2011. The change was primarily the result of increases in capital expenditures used by our discontinued operations of approximately $744,000 during the year ended December 31, 2012, as compared to the year ended December 31, 2011, offset by a reduction in capital expenditures used by continuing operations of $422,000 during the same period.

Cash used in financing activities was approximately $846,000 in the year ended December 31, 2012, as compared to cash provided by financing activities of $3.8 million in the year ended December 31, 2011. Cash used in financing activities was primarily a result of cash used by discontinued operations of $738,000 and purchases of $237,000 of treasury stock from employees for shares withheld for income taxes payable on restricted stock awards vested during the year ended December 31, 2012. Cash provided by financing activities in the year ended December 31, 2011 was primarily result of the $3.3 million in proceeds from our June 2011 offering of common stock and net proceeds from borrowings of $590,000.

At December 31, 2012, the Company had a net working capital deficit of $6.2 million. Our principal source of liquidity as of December 31, 2012 consisted of $4.5 million of cash and cash equivalents and $3.7 million of net accounts receivable. Our debt balance as of December 31, 2012 was $4.5 million, of which $2.7 million is payable within the next twelve months. See below under “Credit Arrangements” for further discussion of our credit facility with Comerica Bank.

We had a net loss from continuing operations of $4.0 million for the year ended December 31, 2012. During the year, we used cash of $10,000 in operating activities from continuing operations and $2.1 million in operating activities from discontinued operations.

We believe we are now executing a plan that will establish profitable operations in the future through increased sales and decreased expenses. There can be no assurance that we will be successful in increasing sales, reducing expenses or achieving profitable operations. In addition, the Company has completed the sale our of operations in Manila. We are also evaluating our options to sell other non-strategic assets as we continue to focus on our core business. The sale of our Manila operations and, potentially other assets, is intended to both improve our cash position as well as to improve our business focus. In the event that we fail to achieve profitable operations, fail to close on any intended sale of assets, or if we are unable to raise additional capital in the near term, we will not have adequate cash or financial resources to operate for the next twelve months. These factors raise substantial doubt about our ability to continue as a going concern.

Credit Arrangements

On June 14, 2012, the Company entered into a Loan and Security Agreement with Comerica Bank (the “Credit Facility”), replacing Bridge Bank, N.A. as the Company's primary lender. The maximum amount of credit available to us under the Credit Facility is $5 million, comprised of a $3 million term loan facility (“Term Loan”) and a $2 million revolving line of credit (“Revolving Line”), which includes a $500,000 sub-facility for letters of credit and certain credit card services. Under the terms of the Credit Facility, we could request advances under the Term Loan until December 14, 2012. Term Loan advances outstanding on December 14, 2012 are payable in thirty equal monthly installments of principal, plus accrued interest, beginning on January 1, 2013 and ending on June 14, 2015. As of December 31, 2012, there was $3.0 million outstanding under the Term Loan and $1.5 million under the Revolving Line.

We also may request additional advances under the Revolving Line in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the borrowing base, which is 80% of our eligible accounts receivable balances, less the aggregate face amount of letters of credit issued and the aggregate limits of any credit cards issued and any merchant credit card processing reserves. Amounts borrowed under the Revolving Line are due on December 14, 2013. The interest rate per annum for advances under the Credit Facility is the Prime Referenced Rate, as defined in the Credit Facility, plus the applicable margin. The applicable margin is one and one half percent (1.50%) per annum for the Revolving Line and two and one quarter percent (2.25%) per annum for the Term Loan. The interest rate on our Term Loan and Revolving Line were 5.50% and 4.75%, respectively, as of December 31, 2012.

The Credit Facility is secured by substantially all of our consolidated assets. We must comply with certain financial covenants, including maintaining unrestricted cash with Comerica Bank equal to the greater of $1 million or the aggregate outstanding amount of Term Loan advances, and not less than $1 million upon achieving positive cash flow, and maintaining a minimum liquidity ratio with respect to all indebtedness owing to Comerica Bank of at least 1.25 to 1.00, which Comerica Bank had agreed to relax to 1:10 to 1:00 until April 15, 2013. The Credit Facility contains customary covenants that will, subject to limited exceptions, require Comerica's approval to, among other things, (i) create liens; (ii) make capital expenditures; (iii) pay cash dividends; and (iv) merge or consolidate with another company. The Credit Facility provides for customary events of default, including nonpayment, breach of covenants, material adverse events, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the Credit Facility. In addition, failure to deliver to Comerica Bank an unqualified audit opinion (including no going concern comment or qualification) to our annual audited consolidated financial statements would constitute an event of default under the Credit Facility. If we are not able to comply with such covenants or if any event of default otherwise occurs, our outstanding loan balance could become due and payable immediately and our existing credit facilities with Comerica Bank could be canceled.  As of December 31, 2012, we were in compliance with all loan covenants.

Off-Balance Sheet Arrangements

As of December 31, 2012 and 2011, we had no off-balance sheet arrangements or obligations.

Potential Impact of Inflation

To date, inflation has not had a material impact on our business.

Recent Accounting Standards

In September 2011, the FASB issued new accounting guidance, ASU No. 2011-08 – Testing Goodwill for Impairment. This update permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC 350. This new guidance is effective for the first reporting period beginning after December 15, 2011. We implemented ASU No. 2011-08 as part of our 2012 impairment testing.

In June 2011, the FASB issued new accounting guidance, ASU No. 2011-05 – Presentation of Comprehensive Income. This update requires that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is effective for the first reporting period beginning after December 15, 2011. We adopted this standard in the first quarter of 2012 and elected to present a single continuous statement of operations and comprehensive loss.

In May 2011, the FASB issued ASU No. 2011-04 – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This pronouncement is effective for reporting periods beginning on or after December 15, 2011. The Company adopted this standard in the first quarter of 2012.

RISK FACTORS
Risks Related to Our Business
We have incurred recent losses and may incur losses in the future.

We incurred a net loss in three of the four quarters of 2010, as well as all four quarters of 2011 and 2012. Our unaudited accumulated deficit through December 31, 2012 is $125.7 million. We cannot guarantee that our future operations will result in net income. A failure to increase future revenues will harm our business. If our revenues grow more slowly than we anticipate or our operating expenses exceed our expectations, our operating results will suffer. Factors which may cause us to incur losses in the future include:

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	the success of our direct sales force;

•	our ability to retain existing clients;

•	the granting of additional stock options and/or restricted stock awards resulting in additional stock-based compensation expense;

•	new product and service offerings from our competitors;

•	general economic conditions, especially given the very difficult and challenging macroeconomic environment and the difficulty in predicting demand during these uncertain times;

•	regulatory compliance costs;

•	our ability to integrate acquisitions and the costs and write-downs associated with them, including the amortization of intangibles;

•	our ability to expand our operations, including potential further international expansion; and

•	the loss of a significant client.

Our financial statements have been prepared assuming that we will continue as a going concern. If we are unable to raise a sufficient amount of capital in the near future, our ability to continue as a going concern may come into question and may cause our independent auditors to include a “going concern” qualification in their opinion on our consolidated financial statements as of and for the year ended December 31, 2012.
We will need to raise additional capital to meet our working capital and planned growth objectives, it might not be available to us on acceptable terms, if at all.
We will need to secure additional capital to fund our working capital and capital expenditure requirements. To date, we have raised capital through both equity and debt financings. On April 25, 2007, we completed a follow-on public offering of our common stock in which we issued an additional 3.5 million shares and raised approximately $27 million in net proceeds. In June 2011, we issued and sold 3.7 million shares of our common stock, together with warrants to purchase up to an aggregate 1.6 million additional shares, in a public offering. We received gross cash proceeds of approximately $3.9 million from the equity offering. Any additional equity financing will be dilutive to stockholders, and additional debt financing, if available, may involve restrictive covenants and interest expense that will affect our financial results. At December 31, 2012, our cash balance was $4.5 million, and our net working capital deficit was $6.2 million. We expect to maintain our current level of borrowings, subject to our ability to arrange new or renew our existing debt facilities, to assist in funding our future growth and working capital requirements. If forecasted revenue growth does not materialize, or if we are unsuccessful in reducing the usage of cash to fund our operations or if we are unsuccessful in raising capital in the near term, we will be required to seek additional external financing or further reduce operating costs, which could jeopardize our current operations and future strategic initiatives and business plans, and affect our ability to pay our liabilities as they become due. Other external financing sources may not be available, may be inadequate to fund our operations, or may be on terms unfavorable to the Company. These factors raise substantial doubt about our ability to continue as a going concern.
Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client or any significant reduction in the volume of services we provide to any of our significant clients could result in a substantial decrease in our revenue and have a material adverse impact on our financial position.
In the year ended December 31, 2012, three clients each accounted for 10% or more of our revenue, with Microsoft Corporation (“Microsoft”) representing approximately 35% of our net revenue, Symantec Corporation (“Symantec”) representing approximately 21% of our net revenue and the Hewlett-Packard Company (“Hewlett-Packard”) representing approximately 11% of our net revenue. During the year ended December 31, 2011, three clients each accounted for 10% or more of our net revenue, with Microsoft representing approximately 22% of our net revenue, Symantec representing approximately 21% of our net revenue and Hewlett-Packard representing approximately 14% of our net revenue. In 2010, three clients each accounted for 10% or more of our net revenue, with Sun Microsystems representing approximately 22% of our net revenue, Hewlett-Packard representing approximately 19% of our net revenue and Symantec accounting for approximately 16% of our net revenue.
We expect that a small number of clients will continue to account for a significant portion of our net revenue for the foreseeable future. The loss of any of our significant clients or client initiated changes to our client programs may cause a significant decrease in our revenue. In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client or changes to client programs may have a material adverse effect on our financial position, cash flows and results of operations.
Our clients may, from time to time, restructure their businesses or get acquired by another company, which may adversely impact the revenues we generate from those clients. Sun Microsystems, formerly a significant client in 2010, was acquired by Oracle Corporation in 2010, and thereafter elected to terminate our services. Any restructuring, termination or non-renewal of our services by any of our significant clients could reduce the volume of services we provide and further reduce our expected future revenues, which would likely have a material adverse effect on our financial position, cash flows and results of operations.
Macro-economic conditions could negatively impact our results of operations.
Unfavorable macro-economic conditions have contributed to our clients reducing their overall marketing spending and our clients’ customers reducing their purchases of our clients’ products and services. If the economic climate in the U.S. or abroad does not improve from its current condition or deteriorates, our clients or prospective clients could reduce or delay their purchases of our services, and our clients’ customers could reduce or delay their purchases of our clients’ products and services, which would adversely impact our revenues and our profitability.
Our business plan requires us to effectively manage our costs. If we do not achieve our cost management objectives, our financial results could be adversely affected.
Our business plan and expectations for the future require that we effectively manage our cost structure, including our operating expenses and capital expenditures. To the extent that we do not effectively manage our costs, our financial results may be adversely affected, particularly if the current unfavorable macro-economic conditions in the U.S. and abroad continue to contribute to our clients reducing their overall marketing spending and our clients’ customers reducing their purchases of our clients’ products and services, thereby negatively affecting our revenue.

We have strong competitors and may not be able to compete effectively against them.
Competition in our industry is intense, and such competition may increase in the future. Our competitors include e-commerce service providers of service contract sales and lead generation services, enterprise application software providers, providers of database marketing services, online marketing services and companies that offer training management systems. We also face competition from internal marketing and technology departments of current and potential clients. Additionally, for portions of our service offering, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater brand recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial position, cash flows and operating results.
Our agreements with our clients allow for termination with short notice periods.
Our agreements generally allow our clients to terminate such agreements without cause with 30 to 90 days’ notice. Our clients are under no obligation to renew their engagements with us when their contracts come up for renewal. In addition, our agreements with our clients are generally not exclusive. Our agreements with Symantec expire in March 2014 and can generally be terminated prior to expiration with ninety days’ notice. Our agreements with Microsoft expire at various dates from June 2013 through June 2015, and generally can be terminated with thirty days’ notice.
Our revenue will decline if demand for our clients’ products and services decreases.
A significant portion of our business consists of marketing and selling our clients’ products and services to their customers. In addition, a significant percentage of our revenue is based on a “revenue share” and “pay for performance” model in which our revenue is based on the revenue we generate for our clients or the amount of our clients’ products and services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue may decline. In addition, revenue from our service offerings could decline if our clients reduce their marketing efforts.
Any efforts we may make in the future to expand our service offerings may not succeed.
To date, we have focused our business on providing our service offerings to enterprises in selected markets that retain our services in an effort to market and sell their offerings to their business customers. We may seek to expand our service offerings in the future to other markets, including other geographical areas and industry verticals or seek to provide other related services to our clients. Any such effort to expand could cause us to incur significant investment costs and expenses and could ultimately not result in significant revenue growth for us. In addition, any efforts to expand could divert management resources from existing operations and require us to commit significant financial and other resources to unproven businesses.
We have signed clients to our channel contract sales solution to increase revenue from our clients’ resellers. While this solution has been adopted by a number of resellers of our clients, there is no assurance that all major resellers will use this solution, which may limit us from achieving the full revenue potential of this solution.
Any acquisitions or strategic transactions in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time acquisitions or other strategic transactions that would complement our existing business or enhance our technology capabilities. Future acquisitions or strategic transactions could result in potentially dilutive issuances of equity securities, the use of cash, large and immediate write-offs, the incurrence of debt and contingent liabilities, amortization of intangible assets or impairment of goodwill, any of which could cause our financial performance to suffer. Furthermore, acquisitions or other strategic transactions entail numerous risks and uncertainties, including:

•	difficulties assimilating the operations, personnel, technologies, products and information systems of the combined companies;

•	diversion of management’s attention;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.
We perform a valuation analysis on all of our acquisitions as a basis for initially recognizing and measuring intangible assets including goodwill in our financial statements. We are required to test for impairment the carrying value of our goodwill at the reporting unit level at least annually, and we are required to test for impairment the carrying value of these assets as well as our other intangible assets that are subject to amortization and our tangible long-lived assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Such events or changes in circumstances may include a persistent decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry.
We performed our annual goodwill impairment evaluation for 2012 as of December 31, 2012, and noted that no impairment existed at that time. At December 31, 2012, we had $5.3 million in goodwill. In the future, our test of impairment could result in further adjustments, or in write-downs or write-offs of assets, which would negatively affect our financial position and operating results.
We cannot be certain that we would be able to successfully integrate any operations, personnel, technologies, products and information systems that might be acquired in the future, and our failure to do so could have a material adverse effect on our financial position, cash flows and operating results.
Our business strategy may include further expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.
On January 25, 2007, we acquired the business of CAS Systems, which had operations near Montreal, Canada. In the first quarter of 2009, we established our Rainmaker Europe subsidiary in the United Kingdom. On January 29, 2010, we acquired Optima, headquartered near London, England. Our growth strategy may include further expansion into international markets. Our international expansion may require significant additional financial resources and management attention, and could have a negative effect on our financial position, cash flows and operating results. In addition, we may be exposed to associated risks and challenges, including:

•	regional and economic political conditions;

•	foreign currency fluctuations;

•	different or lesser protection of intellectual property rights;

•	longer accounts receivable collection cycles;

•	different pricing environments;

•	difficulty in staffing and managing foreign operations;

•	laws and business practices favoring local competitors; and

•	foreign government regulations.

We cannot guarantee that we will be successful in creating international demand for our services and software or that we will be able to effectively sell our clients’ products and services in international markets.

Our growth and success depend, in part, on our ability to add new clients.

Key elements of our growth strategy include adding new clients, extending the term of existing client agreements and growing the business of our existing clients. Competition for clients is intense, and we may not be able to add new clients or keep existing clients on favorable terms, or at all. If we are unable to add and launch new clients within the time frames projected by us, we may not be able to achieve our targeted results in the expected periods.

Our success depends on our ability to successfully restructure and manage growth.

We have recently undergone changes in our executive management team.  Our new Chief Executive Officer, Donald Massaro, joined our Company in December 2012, and our new Chief Financial Officer, Mallorie Burak, joined our Company in January 2013.  Our new executive management team has undertaken a restructuring of our Company's operations aimed at repositioning the Company for future growth. Execution of the plan by the new management team restructure and reposition the business is essential future growth. In addition, any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to successfully implement our restructuring plan or manage additional growth effectively, our business, financial condition and results of operations will be significantly harmed.

The length and unpredictability of the sales and integration cycles could cause delays in our revenue growth.

Selection of our services and software can entail an extended decision making process on the part of prospective clients. We often must educate our potential clients regarding the use and benefit of our services and software, which may delay the evaluation and acceptance process. For our CaaS solutions, the selling cycle can extend to approximately 9 to 12 months or longer between initial client contact and signing of an agreement. Once our services and software are selected, integration with our clients’ systems can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration process of our services and software, it can be difficult to forecast the growth and timing of our revenue.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

Our future operating results may not follow past trends in every quarter. In any future quarter, our operating results may fall below the expectations of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for our sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	the success of our direct sales force;

•	our ability to retain existing clients;

•	the granting of additional stock options and/or restricted stock awards resulting in additional stock-based compensation expense;

•	new product and service offerings from our competitors;

•	general economic conditions;

•	regulatory compliance costs;

•	seasonality in our sales;

•	dependence on key personnel and employee turnover; and

•	the loss of a significant client.

We are subject to certain financial covenants under our loan agreement with Comerica Bank. If we are unable to satisfy these covenants or obtain a waiver, the lender could demand immediate repayment of their loans made to us.

On June 14, 2012, we entered into a Loan and Security Agreement with Comerica Bank (the “Credit Facility”), which replaced Bridge Bank, N.A. as our primary lender. The maximum amount of credit available to us under the Credit Facility is $5 million, comprised of a $3 million term loan facility ("Term Loan") and a $2 million revolving line of credit (“Revolving Line”), which includes a $500,000 sub-facility for letters of credit and certain credit card services. The loan agreement is secured by substantially all of our consolidated assets. We must comply with certain financial covenants, including maintaining unrestricted cash with Comerica Bank equal to the greater of $1 million or the aggregate outstanding amount of Term Loan advances, and not less than $1 million upon achieving positive cash flow, and maintaining a minimum liquidity ratio with respect to all indebtedness owing to Comerica Bank of at least 1.25 to 1.00, which Comerica Bank agreed to reduce to 1.10 to 1:00 until April 15, 2013. The Credit Facility contains customary covenants that will, subject to limited exceptions, require Comerica Bank’s approval to, among other things, (i) create liens; (ii) make capital expenditures; (iii) pay cash dividends; and (iv) merge or consolidate with another company. The Credit Facility provides for customary events of default, including nonpayment, breach of covenants, material adverse events, payment defaults of other indebtedness, and certain events of bankruptcy, insolvency and reorganization that may result in acceleration of outstanding amounts under the Credit Facility. In addition, failure to deliver to Comerica Bank an unqualified audit opinion (including no going concern comment or qualification) to our annual audited consolidated financial statements would constitute an event of default under the Credit Facility. If we are not able to comply with such covenants or if any event of default otherwise occurs, our outstanding loan balance could become due and payable immediately and our existing credit facilities with Comerica Bank could be canceled. Unless we are able to obtain a waiver from Comerica Bank for any covenant violations, our business, financial condition and results of operations would be significantly harmed. For the year ended December 31, 2012, we were in compliance with these covenants.

We may experience seasonality in our sales, which could cause our quarterly operating results to fluctuate from quarter to quarter.

As we continue to grow our service offerings, we will experience seasonal fluctuations in our revenue as companies’ spending on marketing can be stronger in some quarters than others partially due to our clients’ budget and fiscal schedules. In addition, since certain of our service offerings have lower gross margins than our other service offerings, we may experience quarterly fluctuations in our financial performance as a result of a seasonal shift in the mix of our service offerings.

If we are unable to attract and retain highly qualified board members, management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our board members, executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future, which could limit our future growth. The loss of members of our board of directors or certain key personnel could seriously harm our business.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technology developments. We may be unsuccessful in anticipating, managing, adopting and integrating technology changes on a timely basis, or we may not have the capital resources available to invest in new technologies.

Our operations could suffer from telecommunications or technology downtime, disruptions or increased costs.

In the event that one of our operations facilities has a lapse of service or damage to such facility, our clients could experience interruptions in our service as well as delays, and we might incur additional expense in arranging new facilities and services. Our disaster recovery computer hardware and systems located at our facilities in California, Texas and the United Kingdom have not been tested under actual disaster conditions and may not have sufficient capacity to recover all data and services in the event of an outage occurring at one of our operations facilities. In the event of a disaster in which one of our operations facilities is irreparably damaged or destroyed, we could experience lengthy interruptions in our service. While we have not experienced extended system failures in the past, any interruptions or delays in our service, whether as a result of third party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with clients and our reputation. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability, cause us to issue credits or cause clients to fail to renew their contracts, any of which could adversely affect our business, financial condition and results of operations. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized.

We have made significant investments in technology and system improvements related to servicing clients and capitalized those costs while the technology was being developed. We have invested $9 million in e-commerce technology and system improvements, which have a carrying value of $2.2 million as of December 31, 2012, and are generally amortized over two to five years. If unforeseen events or circumstances prohibit us from using these systems, we may be forced to impair one or more of these systems, which could result in a non-cash impairment charge to our financial results. We expect to invest additional amounts into technology and system improvements in the future which would bear similar risks.

Defects or errors in our software could harm our reputation, impair our ability to sell our services and result in significant costs to us.

Our software is complex and may contain undetected defects or errors. We have not suffered significant harm from any defects or errors to date, but we have from time to time found defects in our software and we may discover additional defects in the future. We may not be able to detect and correct defects or errors before releasing software. Consequently, we or our clients may discover defects or errors after our software has been implemented. We have in the past implemented, and may in the future need to implement, corrections to our software to correct defects or errors. The occurrence of any defects or errors could result in:

•	our inability to execute our services on behalf of our clients;

•	delays in payment to us by customers;

•	damage to our reputation;

•	diversion of our resources;

•	legal claims, including product liability claims, against us;

•	increased service and warranty expenses or financial concessions; and

•	increased insurance costs.
Our liability insurance may not be adequate to cover all of the costs resulting from any legal claims. Moreover, we cannot assure you that our current liability insurance coverage will continue to be available on acceptable terms or that the insurer will not deny coverage as to any future claim. The successful assertion against us of one or more large claims that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business and operating results. Furthermore, even if we succeed in any litigation, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. An individual who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Security measures that we adopt from time to time may be inadequate.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights and information will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, third parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the U.S., so if our business further expands into foreign countries, risks associated with protecting our intellectual property will increase.

Taxing authorities could challenge our historical and future tax positions as well as our allocation of taxable income among our subsidiaries.

The amount of income taxes we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We have taken and will continue to take tax positions based on our interpretation of such tax laws. While we believe that we have complied with all applicable income tax laws, there can be no assurance that a taxing authority will not have a different interpretation of the law and assess us with additional taxes. We have been audited from time to time and should additional taxes be assessed, this may result in a material adverse effect on our results of operations or financial condition.

We conduct sales, marketing, and other services through our subsidiaries located in various tax jurisdictions around the world. While our transfer pricing methodology is based on economic studies which we believe are reasonable, the price charged for these services could be challenged by the various tax authorities resulting in additional tax liability, interest and/or penalties.

Our business may be subject to additional obligations to collect and remit sales tax and any successful action by state, foreign or other authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the U.S. as required by law and collect and remit sales tax on certain client contracts for a portion of the sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state, foreign or other authorities to compel us to collect and remit sales, use or similar taxes, either retroactively, prospectively or both, could adversely affect our results of operations and business.

We are from time to time involved in litigation incidental to our business, which in the event of an adverse determination could have a material adverse effect on our business, financial condition or results of operations.

From time to time in the ordinary course of business, we are subject to claims, asserted or unasserted, or named as a party to lawsuits or investigations. Litigation, in general, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings cannot be predicted with any certainty and in the case of more complex legal proceedings, such as intellectual property and securities litigation, the results are difficult to predict at all. We may incur substantial expenses and devote substantial time to defend these claims as they arise, whether or not such claims are meritorious. In addition, in the event of a determination adverse to us, we may incur substantial monetary liability and may be required to implement changes in our business practices, which could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Industry and Other Risks

We operate in a rapidly changing industry and have recently entered new lines of business, all of which make our operating results difficult to predict.

The industry in which we operate is rapidly changing and evolving. The evolution of this industry makes our risks, capital needs and operating results difficult to predict. Any failure to adapt our services in response to changing market and technological requirements could adversely affect our operating results. In 2009, we acquired the e-commerce technology of Grow Commerce. We have entered into new lines of business to integrate the Grow Commerce assets to advance our CaaS strategies. We will be required to devote substantial financial, technical, managerial and other resources to such new lines of business and cannot ensure that they will be successful.

We are subject to government regulation of distribution and direct marketing, which could restrict the operation and growth of our business.

The FTC’s telesales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically address other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 contains restrictions on the content and distribution of commercial e-mail. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate e-mail and facsimile transmissions. State regulations of telesales, e-mail and facsimile transmissions may be more restrictive than federal laws. Additionally, our e-commerce services are subject to U.S. and foreign export laws and regulations. Any failure by us to comply with applicable statutes and regulations could result in penalties and/or restrictions on our ability to provide services. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation or judicial interpretation of existing or future laws, would not limit our activities in the future or significantly increase the cost of regulatory compliance.

The demand for sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to allow third parties to provide these services. It is possible that these solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we anticipate at any time, our business, financial condition and operating results may be materially adversely affected.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyrights and trademarks, sales taxes and fair business practices, or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online personal data privacy and security issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

We are required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency or combination of deficiencies that results in a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to continue to comply with the requirements of Section 404, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers and vendors which could significantly impact our revenues, costs and expenses, financial position and results of operations. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Risks Associated with Our Stock

Our common stock price is volatile.

During the year ended December 31, 2012, the price for our common stock fluctuated between $0.55 per share and $1.37 per share. During the year ended December 31, 2011, the price for our common stock fluctuated between $0.38 per share and $1.68 per share. The trading price of our common stock may continue to fluctuate widely, including due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	changes in the economic environment which could reduce our potential;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control;

•	dilution resulting from the raising of additional capital; or

•	other factors discussed elsewhere in “Risk Factors”, as well as any updates contained in subsequent filings with the SEC.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of companies in our industry have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.
Our stock price is volatile, and we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.
If we fail to meet the Nasdaq Capital Market listing requirements, our common stock will be delisted.

If we experience losses from our operations, are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the Nasdaq Capital Market, which include, among other things, that our common stock maintain a minimum closing bid price of at least $1.00 per share and that we maintain a minimum stockholders’ equity of $2.5 million (subject to applicable grace and cure periods).

On November 12, 2012, we received notification from Nasdaq indicating that we were not in compliance with the Nasdaq’s continued listing requirements because we did not meet the minimum stockholders' equity requirement of $2.5 million, nor the alternatives of market value of listed securities or net income from continuing operations.

On December 26, 2012, Nasdaq notified us that we no longer complied with Nasdaq's minimum bid price requirement, because the price of our common stock had closed at less than $1.00 per share over the then previous 30 consecutive trading days. The notice also stated that we would be provided an initial 180 calendar days to regain compliance with minimum bid price requirement, and that we would be eligible for an additional 180 calendar days to regain compliance with the minimum bid price requirement if we meet the continued listing requirement for market value publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and we provide written notice to Nasdaq of our intention to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary.

On February 14, 2013, Nasdaq further notified us that the Nasdaq Listing Qualifications Staff had determined to deny our request for continued listing on the Nasdaq Capital Market because we did not meet the minimum stockholders' equity requirement of $2.5 million. We appealed the Staff's determination by requesting a hearing before the Nasdaq Listing Qualifications Panel, which stays the suspension of trading and de-listing of the Company's common stock while the appeals process is pending. The hearing is scheduled for March 28, 2013.

Accordingly, the common stock continues to trade on the Nasdaq Capital Market pending the Panel's decision. The Nasdaq Staff has recommended to the appeals panel that our common stock be delisted from the Nasdaq Capital Market.

If our common stock is delisted from the Nasdaq Capital Market, our stock would become harder to buy and sell. Consequently, if we were removed from the Nasdaq Capital Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

Our certificate of incorporation and bylaws and certain provisions of Delaware law may make it more difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. For example, our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock and the rights, preferences and privileges of any preferred stock. Our certificate of incorporation also provides for a classified board, with each board member serving a staggered three-year term. In addition, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware law also contains provisions that can affect the ability of a third party to take over a company. For example, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay or prevent an acquisition of our company even at a price our stockholders may find attractive.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

We cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Our directors, executive officers and their affiliates own a significant percentage of our common stock and can significantly influence all matters requiring stockholder approval.

As of March 22, 2013, our directors, executive officers and entities affiliated with them together beneficially control approximately 9% of our outstanding shares. As a result, these stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, which, in turn, could depress the market price of our common stock.

LEGAL PROCEEDINGS
On February 8, 2013, our former Chief Executive Officer, Michael Silton, filed a demand for arbitration and complaint with the American Arbitration Association, alleging breach of contract and other causes of action relating to termination of Mr. Silton’s employment with us in October 2012. Mr. Silton is seeking full payment of severance benefits in the amount of approximately $1.0 million, plus compensation for unused vacation, related penalties and punitive damages. On March 21, 2013, we filed a responsive pleading in the arbitration proceedings. We dispute and deny the allegations, and we intend to defend the claims.